CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in these registration statements of Meditrust Corporation and Meditrust Operating Company on Form
S-4 filed on March 11, 1998 with the Securities and Exchange Commission of our report dated January 30, 1998, except for Note 16 for which the date is February 26, 1998, on our audits of the financial statements of The Meditrust Companies and Meditrust Corporation as of December 31, 1997 and 1996, and for the years ended December 31, 1997, 1996, and 1995, and Meditrust Operating Company as of December 31, 1997 and for the initial period ended December 31, 1997.




                                             /s/  COOPERS & LYBRAND L.L.P.



Boston, Massachusetts
March 10, 1998